Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED

BYLAWS OF COLDWATER CREEK INC.

THIS AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF COLDWATER CREEK INC., a Delaware corporation (the “Corporation”), is made pursuant to Article FIFTH of the Corporation’s Amended and Restated Certificate of Incorporation by resolution of the Board of Directors of the Corporation.

1. Section 4.2 and Section 4.3 of Article 4 of the Bylaws shall be deleted and shall be replaced with the following:

4.2. Certificates of Stock.

Every holder of stock of the corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of shares of the corporation represented by certificates shall be entitled to a certificate signed by, or in the name of the corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction (or, with respect to uncertificated shares, such restrictions shall be contained in such notices to stockholders, if any, in accordance with applicable law).

Section 4.3. Transfer.

Subject to the restrictions, if any, stated or noted on the stock certificates (or, with respect to uncertificated shares, contained in notices to stockholders, if any, in accordance with applicable law), shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed (or, with respect to uncertificated shares, by delivery of duly executed instructions or in any other manner permitted by applicable law), and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

2. Except as expressly amended hereby, the Corporation’s Bylaws shall remain in full force and effect without change.

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The undersigned, being the duly authorized and appointed Secretary of the Corporation, hereby certifies that the foregoing Amendment to the Amended and Restated Bylaws of the Corporation was duly adopted by the Board of Directors of the Corporation at a meeting held on December 8, 2007.

/S/ Dennis C. Pence
Dennis C. Pence, Secretary